                                                                     EXHIBIT 3.2


                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             GENESEE & WYOMING INC.

              DULY ADOPTED IN ACCORDANCE WITH SECTIONS 245 AND 242
                    OF THE DELAWARE GENERAL CORPORATION LAW

                       INCORPORATED ON SEPTEMBER 1, 1977

    This Restated Certificate of Incorporation restates and integrates, and further amends, the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented. The amendments effected by this Restated Certificate of Incorporation are:

        (i) changes in the designation of Class A Voting Common Stock to "Class A Common Stock" and Class B Non-Voting Common Stock to "Class B Common Stock;"

        (ii)    an increase in the number of authorized shares of:

                (a) Class A Common Stock from 150,000 shares to 12,000,000 shares; and

                (b) Class B Common Stock from 10,000 shares to 1,500,000 shares;

        (iii) changes in the par values and voting, conversion and dividend rights of Class A Common Stock and Class B Common Stock;

        (iv) changes in the provisions of the Corporation's Certificate of Incorporation relating to liability of directors and indemnification;

        (v) addition of a provision requiring the affirmative vote of not less than two-thirds of the combined voting power of all of the outstanding shares of common stock of the Corporation for approval of certain actions;

        (vi) addition of a provision permitting the Board of Directors to consider a variety of factors in determining the best interests of the Corporation; and

        (vii) addition of a provision instituting a classified Board of Directors.

    The Certificate of Incorporation of the Corporation, as amended and restated in its entirety, is set forth as follows:


    1.  Name.  The name of the Corporation is Genesee & Wyoming Inc.
        ----

    2.  Registered Agent.  The address of its registered office in the State of
        ----------------
Delaware is 100 West Tenth Street, in the City of Wilmington, County of New Castle. The registered agent at such address is The Corporation Trust Company.

    3.  Purposes.  The nature of the business or purposes to be conducted or
        --------
promoted is:

    To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

    4.  Capitalization.  The aggregate number of shares which the Corporation
        --------------
shall have authority to issue is Thirteen Million Five Hundred Thousand (13,500,000) shares of Common Stock (the "Common Stock"), consisting of:

    A. Twelve Million (12,000,000) shares of Class A Common Stock, par value $.01 per share (the "Class A Common"); and

    B. One Million Five Hundred Thousand (1,500,000) shares of Class B Common Stock, par value $.01 per share (the "Class B Common").

    The Class A Common and the Class B Common shall be identical in all respects and shall entitle the holders thereof to the same rights, privileges and limitations, except as otherwise provided herein. The relative rights, privileges and limitations of the Class A Common and the Class B Common are as follows:

    (a) Voting Rights.  The holders of Class A Common and Class B Common shall
        -------------
have the following rights:

               (i) The holders of Class A Common and Class B Common shall be entitled to vote as separate classes on all matters as to which a class vote is now, or hereafter may be, required by law.

               (ii) On all other matters, the holders of Class A Common and Class B Common shall vote together as a single class, provided that the holders of Class A Common shall have one vote per share and the holders of Class B Common shall have ten votes per share.

               (iii) There shall be no cumulative voting of any shares of either the Class A Common or the Class B Common.

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

          (b)  Conversion.
               ----------

               (i) No Conversion of Class A Common.  The Class A Common shall
                   -------------------------------
          not be convertible into any class of the securities of the Corporation.

               (ii) Voluntary Conversion of Class B Common.  Each holder of
                    --------------------------------------
          record of a share of Class B Common may at any time or from time to time, without cost to such holder and at such holder's option, convert any whole number or all of such holder's shares of Class B Common into fully paid and nonassessable shares of Class A Common at the rate of one share of Class A Common for each share of Class B Common surrendered for conversion. Any such conversion may be effected by any holder of Class B Common by surrendering such holder's certificate or certificates for the shares of Class B Common to be converted, duly endorsed, at the office of the Corporation or the office of any transfer agent for the Class A Common, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of such shares of Class B Common. Thereafter, the Corporation shall cause its transfer agent to issue and deliver to such holder a certificate or certificates for the number of shares of Class A Common to which such holder shall be entitled as aforesaid. Such conversion shall be made as of the close of business on the tenth business day following the date of such surrender, and the person or persons entitled to receive the shares of Class A Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common on such date.

               (iii)  Automatic Conversion of Class B Common Upon Certain
                      ---------------------------------------------------
          Transfers.  Upon any transfer, other than an Excluded Transfer (as
          ---------
          hereinafter defined), of a share or shares of Class B Common by the holder of record thereof, such share or shares of Class B Common shall automatically convert into and become an equal number of shares of Class A Common. For purposes of this Article 4(b)(iii), the term "Excluded Transfers" shall mean: (a) any transfer to an individual or entity that is, at the time of such transfer, a holder of record of any shares of Class B Common or an "Executive Officer" (as hereinafter defined) of the Corporation; (b) any transfer by gift to a spouse, child or grandchild of a holder of record of any shares of Class B Common, or to a trust for the benefit thereof; or (c) any transfer to a spouse, child or grandchild of a holder of record of any shares of Class B Common, or to a trust for the benefit thereof, which results, whether by bequest, operation of the laws of intestate succession or otherwise, from the death of such holder of record. For purposes of this Article 4(b)(iii), the term "Executive Officer" shall mean an officer of the Corporation within the meaning of Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended.
          The transferor of the Class B Common shall surrender the certificate or certificates representing the transferred shares at the principal office of the Corporation at any time during normal business hours, together with (a) a written notice stating that such holder has transferred the shares, or a stated number of the shares, represented by such certificate or certificates and (b) a written statement advising as to whether or not the transfer is an Excluded Transfer. In the event that, according to such statement, the transfer is an Excluded Transfer, the transferor shall also deliver to the Corporation proof acceptable to the Corporation and its counsel of the nature of the Excluded Transfer. If the transferor does not claim an Excluded Transfer, the transfer of shares and automatic conversion of shares of Class B Common into shares of Class A Common under this Article 4(b)(iii) shall be deemed to have been effected as of the close of business on the date on which the transferor surrenders such certificate or certificates representing shares of Class B Common and delivers such notice, and at such time the rights of the holder of record of the converted shares of Class B Common shall cease and the person or persons in whose name or names the certificate or certificates for shares of Class A Common are to be issued because of the conversion shall be deemed to have become the holder or holders of record of the Class A Common represented thereby. If the transferor claims an Excluded Transfer, the transfer shall be deemed to have been effected as of the close of business on the date on which the transferor surrenders such certificate or certificates representing shares of Class B Common, but only following the determination by the Corporation and its counsel that the proof of Excluded Transfer submitted by the transferor is acceptable. In the event the transferor claims an Excluded Transfer and the Corporation and its counsel determine that the submitted proof is not acceptable, the Corporation shall so advise the transferor by written notice accompanied by any share certificates and stock powers previously tendered by the transferor.

               (iv) Reserves of Class A Common.  The Corporation will at all
                    --------------------------
          times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Common, such number of shares of Class A Common as shall be issuable upon the conversion of all outstanding shares of Class B Common, provided that the foregoing shall not be considered to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common by delivery of shares of Class A Common which are held in the treasury of the Corporation.

          (c) Dividends.  Subject to the rights of the Class A Common set forth
              ---------
in Article 4(d) hereof, the Board of Directors, acting in its sole discretion, may declare in accordance with law a dividend payable in cash, in property or in shares of Class A Common on only the Class A Common or on both the Class A Common and the Class B Common. No dividends may be declared payable (i) in shares of Class B Common or (ii) only to holders of Class B Common. If a dividend is to be paid on the Class B Common, a dividend shall also be paid on the Class A Common such that the market price of the dividend paid on each share of the Class A Common exceeds the market price of the dividend paid on each share of Class B Common by ten percent (rounded up, if necessary, to the nearest one-hundredth of a cent).

          (d) Rights Upon Liquidation.  Holders of Class A Common and Class B
              -----------------------
Common shall have identical rights in the event of liquidation of the Corporation, and shall be treated as a single class for purposes thereof.

          (e) Other Terms.  Neither the Class A Common Stock nor the Class B
              -----------
Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner. In any merger, consolidation, reorganization or other business combination, the consideration to be received per share by holders of either Class A Common Stock or Class B Common Stock must be identical to that received by holders of the other class. Holders of Common Stock are not entitled to preemptive rights, and neither the Class A Common Stock nor the Class B Common Stock is subject to redemption.

          5.   Perpetual Existence.  The Corporation is to have perpetual
               -------------------
existence.

          6.   By-laws.  In furtherance and not in limitation of the powers
               -------
conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation.

          7.   Stockholders.  Meetings of stockholders may be held within or
               ------------
without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

          8.   Amendment.  The Corporation reserves the right to amend, alter,
               ---------
change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          9.   Liability of Directors.  A member of the Corporation's Board of
               ----------------------
Directors shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability of the director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, relating to the payment of unlawful dividends or unlawful stock repurchases or redemptions, or
(d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to further eliminate or limit the liability of a director of a corporation, then a director of the Corporation, in addition to the circumstances set forth herein, shall have no liability as a director (or such liability shall be limited) to the fullest extent permitted by the Delaware General Corporation Law as so amended. No repeal or modification of the foregoing provisions of this
Article 9 nor, to the fullest extent permitted by law, any modification of law, shall adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          10.  Indemnification.
               ---------------

          (a) Right to Indemnification.  Each person who was or is made a party
              ------------------------
or is threatened to be made party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in section (b) of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred by this Article 10 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this
Article 10 or otherwise.

          (b) Right of Indemnitee to Bring Suit.  If a claim under section (a)
              ---------------------------------
of this Article 10 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by an indemnitee to enforce a right to indemnification hereunder (other than a suit brought by an indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. In any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense of such a suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to such indemnification or to such advancement of expenses, under this
Article 10 or otherwise, shall be on the Corporation.

          (c) Non-Exclusive Rights.  The rights to indemnification and to the
              --------------------
advancement of expenses conferred by this Article 10 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, as amended or supplemented, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

          (d) Insurance.  The Corporation may maintain insurance, at its
              ---------
expense, to protect itself and any director, officer, employee or agent of the Corporation, or another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

          (e) Indemnification of Employees and Agents.  The Corporation may, to
              ---------------------------------------
the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article 10 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

          11.  Super-Majority Voting Requirement.
               ---------------------------------

          (a) Without the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the Common Stock of the Corporation entitled to vote thereon (voting together as one class), the Corporation shall not:

          (i) consolidate with or merge into or with any other Person (as hereinafter defined) unless the Corporation is the survivor of such consolidation or merger and no Change of Control (as hereinafter defined) has occurred thereby; or

          (ii) sell, lease, exchange, transfer (by liquidation or otherwise), or otherwise dispose of all or substantially all of its properties and assets (or the properties and assets of all of its Subsidiaries (as hereinafter defined), taken as a whole) to any Person or Persons, whether in a single transaction or a series of related transactions; or

               (iii)  amend or otherwise modify or repeal this Article 11.

          (b) For the purposes of this Article 11, the following terms shall have the following meanings:

          (i) "Affiliate" of a Person is any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person.

          (ii) "Change of Control" shall be deemed to have occurred if and when any Person or Persons shall become the beneficial owner or owners, directly or indirectly, of shares of the Class A Common and/or the Class B Common which represent 50 percent or more of the votes represented by all outstanding shares of Class A Common and Class B Common.

          (iii) "Control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          (iv) "Person" means and includes any individual, partnership, corporation, trust, unincorporated organization or other entity, and any government or governmental authority, agency or political subdivision thereof. The term "Persons" shall include a Person and all Affiliates of such Person. The term "Person" and "Persons" shall also include any person or group of persons within the meaning of the Securities Exchange Act of 1934, as amended.

          (v) "Subsidiaries" means, with respect to the Corporation, all corporations, partnerships, joint ventures, trusts and other entities of which the Corporation, directly or indirectly, owns an amount of voting securities, or possesses other ownership interests, having the power, direct or indirect, to elect a majority of the Board of Directors or other governing body thereof.

          12.  Relevant Considerations.  In discharging the duties of their
               -----------------------
respective positions, the Board of Directors, committees of the Board of Directors and individual Directors may, in considering the best interests of the Corporation, consider the effects of any action upon employees, general agents, and other customers and creditors of the Corporation and its subsidiaries, communities in which offices or other establishments of the Corporation are located, the economy of the state and nation, and the long-term as well as the short-term interests of the Corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the Corporation, and all other pertinent factors.

          13.  Classified Board of Directors.  Effective as of the annual
               -----------------------------
meeting of stockholders held in 1996, the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of Directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each Director, until his successor shall be elected and qualified or until his earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of Directors shall be apportioned among the classes as equally as possible. Members of all three classes shall be elected at the annual meeting of stockholders held in 1996. The initial term of office of Directors of Class I shall expire at the annual meeting of stockholders held in 1997; that of Class II shall expire at the annual meeting of stockholders in 1998; and that of Class III shall expire at the annual meeting of stockholders in 1999. At each annual meeting of stockholders, the number of Directors equal to the number of Directors of the class whose term expires at the time of such meeting (or if less, the number of Directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.


          Immediately prior to the effectiveness of this Restated Certificate of Incorporation, there were issued and outstanding 126,946 shares of Class A Voting Common Stock, no shares of Class B Non-Voting Common Stock, and a warrant to purchase 2,262 shares of Class A Voting Common Stock (the "Warrant"). Immediately upon the effectiveness of this Restated Certificate of Incorporation, each issued and outstanding share of Class A Voting Common Stock and each share of Class A Voting Common Stock underlying the Warrant, without further act or deed on the part of the holder of such share or Warrant, shall become either (i) 18.5 shares of Class A Common or (ii) if, prior to the effectiveness of this Restated Certificate of Incorporation, the holder of such share or Warrant has executed a Class B Stockholders' Agreement in the form offered by the Corporation which restricts the transfer of shares of Class B Common, 9.25 shares of Class A Common and 9.25 shares of Class B Common. In connection therewith, the Corporation shall not issue any fractional shares of Class A Common or Class B Common. In the event that any holder of Class A Voting Common Stock is entitled to a fractional share of Class A

Common or Class B Common, the Corporation shall pay to such holder the fair value of such fractional share, as determined by the Board of Directors.

          This Restated Certificate of Incorporation shall be effective on the date of filing by the Secretary of State of the State of Delaware.

          We, the undersigned Chairman of the Board, President and Chief Executive Officer and Secretary, respectively, of the Corporation, for the purpose of restating and integrating, and further amending, the provisions of the Certificate of Incorporation of the Corporation, as heretofore amended or supplemented, hereby certify: that this Restated Certificate of Incorporation, and the amendments contained herein, were duly adopted by the Board of Directors of the Corporation, declaring their advisability, at a meeting duly called and in accordance with Sections 242 and 245 of the Delaware General Corporation Law; that thereafter, this Restated Certificate of Incorporation, and the amendments contained herein, were proposed by the Board of Directors and duly authorized and approved by the stockholders of the Corporation in accordance with Sections 242 and 245 of the Delaware General Corporation Law at a meeting of the stockholders of the Corporation duly called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law; and that the capital of the Corporation shall not be reduced under or by reason of the amendments contained herein. Accordingly, we have hereunder set our hands and seal this ______ day of ____________________, 1996, and hereby affirm the truth of the statements contained herein under the penalties of perjury.


                                         _____________________________
                                         Mortimer B. Fuller, III
                                         Chairman of the Board, President
                                         and Chief Executive Officer
ATTEST:

__________________________________
James B. Gray, Jr.
Secretary

[SEAL]

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